EXHIBIT 2

                 ROAD TOWN, TORTOLA, B.V.I.








                                                June 6, 1996


VIA TELECOPIER (001 415 788 24 15) AND REGISTERED MAIL

Mr. Russell K. Burbank
President and Chief Executive Officer
Purus, Inc.
600 California Street
Suite 1300
San Francisco, CA 94108

Dear Mr. Burbank:

          Pursuant to Article III, Section 6(a) of the By-Laws (the "By-Laws") of Purus, Inc. (the "Company") and Section 211(d) of the Delaware General Corporation Law (the "DGCL"), the undersigned stockholders, representing the holders of shares entitled to cast greater than twenty percent (20%) of the votes at a special meeting of the stockholders of the Company, hereby call a special meeting of the stockholders of the Company and request that the Board of Directors of the Company (the "Board") and you act in accordance with the provisions of Article III, Sections 6(b) and 7 of the By-Laws.

          The purposes of the special meeting are (i) to determine whether the entire Board should be removed pursuant to Article V, Section A(3) of the Amended and Restated Certificate of Incorporation of the Company, Article IV,
Section 20 of the By-Laws and Section 141(k) of the DGCL, and
(ii) if the entire Board is removed, to elect directors pursuant to Section 223(a)(2) of the DGCL.


                              Sincerely,


                              [ORIGINAL GROUP MEMBER]